Exhibit 99.1

LabOne Announces Fourth Quarter and Year End Results

LENEXA, Kan., Feb 18, 2004 (BUSINESS WIRE) -- LabOne, Inc. (NASDAQ: LABS) today reported revenues of $92.0 million for its fourth quarter ended December 31, 2003, an increase of $14.1 million, or 18%, over the fourth quarter 2002.

Compared to revenues for the same quarter last year, risk assessment services increased 13% to $61.6 million, healthcare increased 42% to $23.8 million and substance abuse testing increased 1% to $6.6 million. The company reported net income of $5.7 million, or $0.33 per diluted share, compared to $4.4 million, or $0.27 per diluted share, for the fourth quarter 2002.

Operating earnings for the fourth quarter 2003 were $9.8 million compared to $8.5 million for the same period last year. Fourth quarter 2003 operating earnings comprised $12.6 million for risk assessment services, $5.5 million for healthcare and $1.1 million for substance abuse testing, offset by $9.4 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $11.4 million for risk assessment, $3.4 million for healthcare and $0.9 million for substance abuse testing, offset by $7.2 million for corporate selling, general and administrative expenses.

For the year ended December 31, 2003, the company reported revenues of $346.0 million, compared to $298.1 million last year. Compared to revenues for the prior year, risk assessment services increased 10% to $230.7 million, healthcare increased 45% to $88.5 million and substance abuse testing decreased 2% to $26.8 million. Net income for the year was $20.7 million, or $1.23 per diluted share, compared to $14.8 million, or $0.91 per diluted share, for 2002.

Operating earnings for the year ended December 31, 2003, were $35.5 million, compared to $28.4 million last year. Operating earnings for the year ended December 31, 2003, comprised $47.3 million for risk assessment services, $17.9 million for healthcare and $4.5 million for substance abuse testing, offset by $34.2 million for corporate selling, general and administrative expenses. This compares to operating earnings for 2002 of $41.0 million for risk assessment, $11.9 million for healthcare and $3.5 million for substance abuse testing, offset by $28.0 million for corporate selling, general and administrative expenses.

"We are pleased to announce the results for the quarter and the year, which include an annual increase of 16% in revenues, a 25% increase in operating earnings and a 35% increase in diluted earnings per share," said W. Thomas Grant II, chairman and CEO of LabOne. "Excluding the impact of Central Plains Laboratories, acquired during the fourth quarter of 2002, healthcare revenues increased 28% for the year. For the year, revenue growth for risk assessment was attributable to a 35% increase in insurance services, including teleunderwriting, and 15% growth in paramedical services compared to the prior year. Although revenue for risk assessment laboratory testing declined by 5% compared to the prior year, related operating earnings increased by 3%, reflecting increased capacity utilization of the core laboratory, which is shared with healthcare testing. During the first quarter of 2004, we announced completion of the acquisition of the Alliance Laboratory Services from the Health Alliance of Greater Cincinnati. This acquisition provides both the opportunity to improve capacity utilization in Lenexa as well as a strategic location for a second core laboratory operation in the greater Cincinnati area. Additionally, we announced an agreement to acquire the assets of the drug testing division, Northwest Toxicology, from NWT Inc. in Salt Lake City. We are very excited about the opportunities associated with these acquisitions, which are strategic and improve laboratory capacity utilization in the Lenexa, Kansas, location."

LabOne will conduct its quarterly conference call with W. Thomas Grant II, chairman, president and CEO, John W. McCarty, executive vice president and CFO and Mike Asselta, executive vice president and COO, at 11 a.m., Eastern Time, February 18, 2004. To join the conference call, dial 1-800-556-3831 and enter the passcode 00965. At approximately 2:30 p.m. Eastern Time, a recording of the call will be available as a voice mail at 1-800-736-8106 through March 18, 2004. The audio recording will also be available on the investor info section of the company's web site at www.LabOne.com.

About LabOne, Inc.

Headquartered in the Greater Kansas City area, LabOne is a diagnostic services provider. The services and information LabOne and its subsidiaries provide include: risk assessment information services for the insurance industry; diagnostic healthcare testing to physicians, managed care organizations and employers; and drug testing services and related employee qualification products to employers. The company's web site is located at http://www.LabOne.com.

Forward-looking Statements

This press release may contain "forward-looking statements," including but not limited to statements concerning improvement in laboratory capacity utilization in the Lenexa, Kansas location. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, the Company's ability to successfully complete and integrate acquisitions, government reimbursement policies, general economic conditions, and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-K.

                       SELECTED FINANCIAL DATA
                (in thousands, except per share data)

                   Three months
                      ended                   Year ended
                   December 31,     %         December 31,      %
                   2003    2002   change     2003      2002   change
                ------------------------- ----------------------------

Sales           $92,014  $77,896   18%    $346,020  $298,146    16%
Net earnings     $5,749   $4,359   32%     $20,732   $14,840    40%
Basic earnings
 per share        $0.37    $0.31             $1.44     $1.04
Diluted earnings
 per share        $0.33    $0.27             $1.23     $0.91
Total assets                              $237,622  $216,691
Working capital                            $48,056   $40,367

                     CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data)
                                                      December 31,
                                                     2003      2002
                                                   --------- ---------
Assets
Current assets:
Cash and cash equivalents                            $4,651    $8,108
Accounts and note receivable,
net of allowance for doubtful
accounts of $8,045 in 2003 and $7,076 in 2002        57,928    48,669
Inventories                                           5,472     4,739
Prepaid expenses and other current assets             5,202     3,968
Deferred income taxes                                 4,990     3,865
                                                   --------- ---------
Total current assets                                 78,243    69,349
Property, plant and equipment, net                   47,405    46,851
Goodwill                                             99,103    96,309
Intangible assets, net                               11,345     1,967
Other long-term assets                                1,526     2,215
                                                   --------- ---------

Total assets                                       $237,622  $216,691
                                                   ========= =========

Liabilities and stockholders' equity
Current liabilities:
Accounts payable                                    $13,617   $15,373
Accrued payroll and benefits                         11,769     9,148
Other accrued expenses                                2,787     2,455
Current portion of long-term debt                     2,014     2,006
                                                   --------- ---------
Total current liabilities                            30,187    28,982

Deferred income taxes                                 5,619     4,599
Long-term debt                                       56,094    63,051
Other                                                    21         -
                                                   --------- ---------
Total liabilities                                    91,921    96,632

Commitments and contingencies

Stockholders' equity:

Preferred stock, $.01 par value per share.
 Authorized 3,000,000 total shares, convertible 8%,
 series B-1.  Authorized 45,000 shares; issued
 38,865 shares in 2002                                    -    38,865
Common stock, $.01 par value per share.
 Authorized 40,000,000 shares; issued 18,027,729
 shares in 2003 and 13,050,020 shares in 2002           180       130
Additional paid-in capital                           84,066    48,866
Retained earnings                                    76,250    58,217
Accumulated other comprehensive loss                   (245)     (867)
Treasury stock of 1,144,840 shares in 2003 and
 1,756,027 shares in 2002, at cost                  (14,550)  (25,152)
                                                   --------- ---------
Total stockholders' equity                          145,701   120,059
                                                   --------- ---------

Total liabilities and stockholders' equity         $237,622  $216,691
                                                   ========= =========

                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)

                               Three months ended      Year ended
                                  December 31,        December 31,
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------

Sales                           $92,014   $77,896  $346,020  $298,146

Cost of sales:
Cost of sales expense            62,554    51,872   232,602   201,840
Depreciation and amortization     1,181     1,137     4,473     3,991
                               --------- --------- --------- ---------
Total cost of sales              63,735    53,009   237,075   205,831
                               --------- --------- --------- ---------
Gross profit                     28,279    24,887   108,945    92,315

Selling, general and
administrative:
Selling, general and
 administrative expenses         16,600    15,043    66,832    58,409
Depreciation and amortization     1,367     1,293     5,570     5,280
Amortization of intangibles         487        26       994       195
                               --------- --------- --------- ---------
Total selling, general and
 administrative                  18,454    16,362    73,396    63,884
                               --------- --------- --------- ---------
Operating earnings                9,825     8,525    35,549    28,431

Other income (expense):
Interest income                       6       122       117       300
Interest expense                   (860)   (1,521)   (3,017)   (4,486)
Other, net                          (15)      (10)       56        20
                               --------- --------- --------- ---------
Total other expense, net           (869)   (1,409)   (2,844)   (4,166)
                               --------- --------- --------- ---------
Earnings before income taxes      8,956     7,116    32,705    24,265
Provision for income taxes        3,207     2,757    11,973     9,425
                               --------- --------- --------- ---------

Net earnings                     $5,749    $4,359   $20,732   $14,840
                               ========= ========= ========= =========

Preferred stock dividends         $(351)    $(757)  $(2,699)  $(2,932)
                               --------- --------- --------- ---------

Net earnings available to
 common shareholders             $5,398    $3,602   $18,033   $11,908
                               ========= ========= ========= =========

Earnings per common share:
Basic                             $0.37     $0.31     $1.44     $1.04
Diluted                           $0.33     $0.27     $1.23     $0.91

Weighted average common shares
outstanding:
Basic                            14,609    11,641    12,476    11,453
Diluted                          17,269    16,433    16,893    16,237

SOURCE: LabOne, Inc.

LabOne, Inc.
John McCarty, 913-577-1244
john.mccarty@LabOne.com